Exhibit 10.9
This Executive Employment Agreement (this “Agreement”) is entered into on November 20, 2020, by and between Viatris Inc. (the “Company”) and Robert J. Coury (the “Executive”).
RECITALS:
WHEREAS, pursuant to the Business Combination Agreement, dated as of July 29, 2019 (the “Business Combination Agreement”), as amended, by and among Pfizer Inc., Upjohn Inc., Mylan N.V. and the other parties thereto, Executive became Executive Chairman of the Company upon consummation of the transactions contemplated by the Business Combination Agreement; and
WHEREAS, the Company and Executive wish to set forth the terms of his employment as Executive Chairman, effective as of November 16, 2020 (the “Effective Date”).
NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Employment of Executive; Position and Duties. The Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”) and shall be employed by the Company as “Executive Chairman”. In the role of Executive Chairman, the Executive shall have such duties, roles and responsibilities consistent with such position, including but not limited to those described on Schedule A hereto, or as are otherwise agreed upon from time to time by the Executive and the Board. The Executive shall report directly to the Board. The Executive’s principal work location will be the Company’s office located in Los Angeles, California, but the Executive acknowledges that he will be required to engage in substantial domestic and international travel in accordance with the Company’s business needs from time to time.
2.Effective Date; Term of Employment. This Agreement shall commence and be effective as of the Effective Date, and shall terminate at the close of business on December 31, 2025 (the “Term”), unless earlier terminated in accordance with the terms of this Agreement or extended by mutual written agreement of the parties (the period during which the Executive is employed pursuant to this Agreement, the “Term of Employment”).
3.Executive’s Compensation. During the Term of Employment, the Executive’s compensation shall include the following:
(a)Annual Base Salary. The Executive’s annual base salary as of the Effective Date shall be equal to $1,800,000, payable in accordance with the Company’s normal payroll practices for its executive officers. The Executive’s base salary may be increased from time to time at the discretion of the Board (or any committee thereof having authority over executive compensation) and once increased may not be decreased.

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The base salary as in effect from time to time in accordance with this Agreement shall be referred to as the “Base Salary.”
(b)Annual Bonus. The Executive shall be eligible to participate in the Company’s annual executive incentive or bonus plan (or the corresponding plan of any parent, subsidiary or affiliate), with the opportunity to receive an annual award in respect of each fiscal year of the Company ending during the Term of Employment in accordance with the terms and conditions of such plan and based on the achievement of pre-determined performance metrics that are no less favorable than those established for other senior executives of the Company, with a minimum target bonus opportunity equal to 150% of the highest Base Salary during such year. In no event will the Company exercise negative discretion to reduce the Executive’s bonus below the amount payable based on the achievement of the pre-determined performance metrics. Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture, which, unless otherwise agreed to in writing by the parties, shall be the last day of the applicable performance year (subject to confirmation that the applicable performance goals have been achieved as of such date).
(c)Annual Long-Term Incentive Compensation. During the Term of Employment, the Executive shall receive annual grants of long-term incentive awards with a grant date value equal to 600% of the Base Salary pursuant to the long-term incentive and equity plans of the Company (or the corresponding plan of any parent, subsidiary or affiliate). The type of awards granted each year shall be consistent with the grants awarded to other members of senior management and the vesting criteria (including upon termination of employment) shall be consistent with the terms applicable to long-term incentive awards granted to the Executive during his previous tenure as Executive Chairman of Mylan N.V.
(d)One-Time Award. In recognition of the Executive’s strategic leadership of Mylan N.V. prior to the consummation of the transactions contemplated by the Business Combination Agreement, the Executive’s outstanding performance in connection with the consummation of the transactions contemplated by the Business Combination Agreement and the Executive’s willingness to serve as Executive Chairman to lead the strategy for Viatris and his expected leadership, direction and efforts following the closing of the Business Combination Agreement, the Executive shall receive a lump-sum cash payment of $10 million, which shall be payable no later than the first payroll date following the Effective Date.
(e)Value Creation Incentive Award. The Executive shall be granted 1.6 million performance-based restricted stock units (the “Value Creation Incentive Award”) in accordance with the terms of the award agreement attached hereto as Schedule B (the “Award Agreement”).
(f)Chairman Retention RSUs. The unvested portion of the Executive’s Chairman Retention RSUs (as defined in the letter agreement dated June 3, 2016,

between Mylan N.V. and Executive) shall remain eligible for continued vesting in accordance with the terms of the Chairman Retention RSUs and this Agreement.
(g)Fringe Benefits and Expense Reimbursement. The Executive shall receive such benefits and perquisites of employment as were provided to the Executive immediately prior to the Executive’s retirement from the Company in 2016; provided, however, that the Executive shall participate in the Company’s benefit plans and programs on no less favorable terms than the Company’s other senior executives. Because of persistent and serious security concerns, the Executive shall be entitled to usage of the Company’s aircraft for the Executive and the Executive’s family for business and personal purposes. The Company shall reimburse the Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.
4.Confidentiality. The Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (collectively, the “Affiliated Companies”) require a confidential relationship between the Affiliated Companies and the Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply and other knowledge of the business of the Affiliated Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by the Executive in the course of the Executive’s employment with the Company or service on the Board of the Company and Mylan N.V. Accordingly, the Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to knowingly use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Affiliated Companies’ interests. During the Term of Employment and at all times thereafter, except insofar as the Executive believes in good faith that disclosure is consistent with the Affiliated Companies’ business interests:
(a)The Executive will not knowingly disclose any Confidential Information to anyone outside the Affiliated Companies;
(b)The Executive will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;
(c)As to documents which are delivered to the Executive or which are made available to him as a necessary part of the working relationships and duties of the Executive within the business of the Affiliated Companies, the Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of the Affiliated Companies;

(d)The Executive will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by the Affiliated Companies; and
(e)The Executive will not in any manner knowingly disclose or use Confidential Information for the Executive’s own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Affiliated Companies.
The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law. Anything herein to the contrary notwithstanding, the provisions of this Section 4 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or other agreement between the Executive or the Company or any Affiliated Company, including, but not limited to, the enforcement of any such agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4 or (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive.
Nothing in or about this Agreement prohibits the Executive from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”), (ii) providing Confidential Information or information about this Agreement or any Affiliated Company to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act, (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.
The Executive is advised that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or information about this Agreement or any Affiliated Company that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
5.Non-Competition and Non-Solicitation. The Executive agrees that during the Term of Employment and for a period ending two (2) years, in the case of clauses (a) and (b), or one (1) year, in the case of clause (c), after the Executive ceases to be employed by the Affiliated Companies (a “Termination of Employment”) for any reason:

(a)The Executive shall not whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Affiliated Companies, or which competes or has announced an intention to compete in any line of business with the Affiliated Companies. Notwithstanding the foregoing, the Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Affiliated Companies, provided that the Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Affiliated Companies or their businesses or regarding the conduct of businesses similar to those of the Affiliated Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that the Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this section.
(b)The Executive will not either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert or take away any of the customers or suppliers of the Affiliated Companies.
(c)The Executive will not (i) solicit, entice or otherwise induce any employee of the Affiliated Companies to leave the employ of the Affiliated Companies for any reason whatsoever, (ii) knowingly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Affiliated Companies or (iii) otherwise interfere with any contractual or other business relationships between the Affiliated Companies and their employees.
6.Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this

Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
7.Injunctive Relief. The parties agree that in the event of the Executive’s material violation of Sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, the Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.
8.Termination of Employment.
(a)Resignation. The Executive may resign from employment, whether or not the Executive resigns from the Board in connection with such resignation, without Good Reason (as defined below) at any time upon thirty (30) days written notice to the Company. During the thirty (30)-day period following the date on which the Executive gives notice, the Executive will make himself available to continue to perform the duties specified on Schedule A and will use his reasonable best efforts to effect a smooth and effective transition to the person (if any) who will replace the Executive. The Company reserves the right to accelerate the effective date of the Executive’s resignation. Notwithstanding the foregoing, if Executive resigns with Good Reason (as defined below), he shall be entitled to resign immediately upon written notice to the Company and without any obligation to provide transition services. If the Executive resigns without Good Reason (whether during or after the Term of Employment), then the Executive shall be provided with wages and benefits through the effective date of the Executive’s resignation and any vested benefits payable to the Executive under plans and agreements of the Company or any Affiliated Company and any amounts payable to Executive under any agreement between the Executive and any of the Affiliated Companies (collectively the “Accrued Benefits”).
The Executive will continue to be bound by all provisions of this Agreement that survive the Executive’s Termination of Employment.
(b)Termination for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence after the Effective Date of: (i) the Executive’s willful and continued gross neglect of duties under this Agreement (other than resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a notice of termination for Good Reason (as defined herein)), (ii) the willful commission by the Executive of a felony that is materially and demonstrably injurious to the Company or the Affiliated Companies or (iii) the willful engaging by the Executive in gross misconduct in connection with his employment with the Company that is materially and demonstrably injurious to the Company or the Affiliated Companies which, in the case of clauses (i) and (iii), has not been cured within 30 days after a written notice is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has willfully and continuously grossly neglected his duties under this Agreement or has willfully engaged in gross misconduct in connection with his employment with the Company that is materially and demonstrably injurious to the Company or the Affiliated Companies. No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without the belief that the Executive’s action or omission was in the best interests of the Company or the Affiliated Companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or the Affiliated Companies shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or the Affiliated Companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause,” any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes to a court of competent jurisdiction that Cause exists by clear and convincing evidence. If the Executive is terminated for Cause (at any time, whether during or after the Term of Employment), then the Executive shall be provided with the Accrued Benefits.
(c)Termination of Employment by the Executive With Good Reason or by the Company Without Cause or Upon Expiration of the Term. If the Executive experiences a Termination of Employment by the Executive with Good Reason or the Executive experiences a Termination of Employment by the Company without Cause (in either case at any time, whether during or after the Term of Employment) or the Executive experiences a Termination of Employment upon expiration of the Term, whether or not the Executive resigns from the Board in connection with such termination, then:
(i) the Executive shall be paid (A) the Accrued Benefits, (B) an amount (the “Severance Amount”) equal to three (3) times the Executive’s “Annual Cash Compensation,” as hereafter defined, and (C) a prorated annual bonus for the fiscal year in which the Executive’s Termination of Employment occurs (the “Pro Rata Bonus”), such Pro Rata Bonus to be determined by reference to the bonus that the Executive would have earned under Section 3(b) based on actual performance for the relevant fiscal year had the Executive’s employment not terminated, with the resulting amount pro-rated to reflect the number of days elapsed in the fiscal year, through and including the date on which the Executive’s Termination of Employment occurs. The Severance Amount shall be paid in a lump sum within ten days after the date of the Executive’s Termination of Employment, and the Pro-Rata Bonus shall be paid at the time such annual bonus would have been paid had the Executive remained employed. For purposes of this Section 8(c)(i), the Executive’s “Annual Cash Compensation” shall mean the sum of (I) the Executive’s Base Salary as in effect immediately prior to such termination or, if earlier, immediately prior to the first act constituting Good Reason hereunder plus (II) the higher of (x) the highest annual bonus awarded to the Executive following the Effective Date and (y) the Executive’s full target bonus for the year of termination;
(ii) for three years following such Termination of Employment (the “Welfare Benefit Continuation Period”), the Company shall continue to provide benefits to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and the tax treatment of participation in the plans, programs, practices and policies by the Executive and the Executive’s dependents) by or on behalf of the Company and/or any affiliate in accordance with the benefit plans, programs, practices and policies (including those provided in Section 3(g) or otherwise under this Agreement) in effect immediately prior to the Executive’s Termination of Employment or, if more favorable to the Executive, as in effect any time thereafter with respect to the chief executive officer of the Company and his or her dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, program, practice or policy, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, program, practice or policy during such applicable period of eligibility (the “Welfare Benefit Continuation Payments”). For the avoidance of doubt, following the Welfare Benefit Continuation Period, the Executive shall participate in the 2007 Supplemental Health Insurance Plan for Certain Key Executives of Mylan Laboratories Inc. (the “Supplemental Health Insurance Plan”) on the terms and conditions set forth in such plan, and shall make premium contributions on the same basis as other participants in such plan. The parties agree to cooperate such that the Welfare Benefit Continuation Payments and the benefits provided under the Supplemental Health Insurance Plan are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). In the event the Executive and/or the Executive’s dependents are no longer eligible to participate in any plan, program, practice or policy following such Termination of Employment that were provided to them prior to such Termination of Employment as contemplated by this Section 8(c)(ii) or the Supplemental Health Insurance Plan, the Company shall reimburse the Executive for the cost for him to obtain substantially comparable benefits for himself and his dependents;
(iii) (A) all then outstanding equity-based awards held by the Executive (including the Chairman Retention RSUs) shall become fully vested, exercisable and free of restrictions (with any performance-based awards payable at deemed target level achievement) and (B) all then outstanding stock options previously granted to the Executive shall remain exercisable for the maximum term prescribed under the terms of the applicable stock option grant (clauses (A) and (B), collectively, the “Equity Award Acceleration”). To the extent any such equity-based awards are subject to Section 409A of the Code, they shall be paid or settled at the earliest time permissible that would not result in the imposition of any tax or tax penalty under Section 409A of the Code;
(iv) notwithstanding the foregoing and anything to the contrary in this Agreement, any outstanding portion of the Value Creation Incentive Award shall be treated in accordance with the terms of the Award Agreement and shall vest in full;
(v) the Executive will continue to be bound by all provisions of this Agreement that survive Termination of Employment.
“Good Reason” shall mean: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as Executive Chairman (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other diminution in such position (or removal from such position), authority, duties, responsibilities or conditions of employment (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a subsidiary or a division of a publicly traded entity), in each case excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, (ii) a reduction in Executive’s Base Salary, target annual bonus or target long-term incentive award opportunity as in effect from time to time, (iii) failure to nominate the Executive as a member of the Board, removal of the Executive from (or failure to re-elect the Executive to) the position of Executive Chairman of the Board or the appointment of an individual other than the Executive to serve as Chairman of the Board, (iv) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, (v) the Company’s requiring the Executive to be based at any office or location without the consent of the Executive, (vi) any failure by the Company to comply with and satisfy Section 16 of this Agreement or (vii) any other breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial and inadvertent breach that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive.
The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In connection with any dispute regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to a court of competent jurisdiction that Good Reason does not exist by clear and convincing evidence.
(d)Death. The employment of the Executive shall automatically terminate upon the Executive’s death. Upon such Termination of Employment as a result of death (at any time, whether during or after the Term of Employment), the Company shall pay or provide to the Executive’s estate or beneficiaries (i) the Accrued Benefits, (ii) a pro-rated target annual bonus (the “Pro Rata Target Bonus”) equal to (I) the target bonus for the year in which Termination of Employment occurs, multiplied by (II) a fraction, the numerator of which shall be the number of days elapsed in such fiscal year through and including the date on which the Executive’s Termination of Employment occurs, and the denominator of which shall be the number 365, (iii) the Severance Amount reduced (but not below zero) by any death benefits to which the Executive’s estate or beneficiaries are entitled pursuant to plans or arrangements of the Company (the “Modified Severance Amount”), (iv) the Welfare Benefit Continuation Payments and (v) the Equity Award Acceleration. Upon the Executive’s Termination of Employment as a result of the Executive’s death, the Pro Rata Target Bonus and the Modified Severance Amount shall be paid in a lump sum to the Executive’s estate or beneficiaries within ten (10) days after the Executive’s Termination of Employment. Upon the Executive’s Termination of Employment as a result of the Executive’s death, any outstanding portion of the Value Creation Incentive Award shall be treated in accordance with the terms of the Award Agreement and shall vest in full.
(e)Disability. The Company shall have the right to terminate the Executive’s employment in the event of the Executive’s Disability. Upon such Termination of Employment as a result of Disability (at any time, whether during or after the Term of Employment), the Company shall pay or provide to the Executive (i) the Accrued Benefits, (ii) the Pro Rata Target Bonus, (iii) the Severance Amount, (iv) the Welfare Benefit Continuation Payments and (v) the Equity Award Acceleration. Upon the Executive’s Termination of Employment as a result of Disability, the Pro Rata Target Bonus shall be paid in a lump sum to the Executive within ten (10) days after the Executive’s Termination of Employment. Upon the Executive’s Termination of Employment as a result of Disability, the Severance Amount shall be paid within ten (10) days after the Executive’s Termination of Employment. “Disability” shall mean the Executive’s inability to perform his duties hereunder due to any medically determinable mental, physical or emotional impairment which has lasted for a period of at least twelve (12) consecutive months. Upon the Executive’s Termination of Employment as a result of Disability, any outstanding portion of the Value Creation Incentive Award shall be treated in accordance with the terms of the Award Agreement and shall vest in full.
(f)Return of Company Property. Upon the Executive’s Termination of Employment for any reason, the Executive shall promptly return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that the Executive has concerning the Company’s business. The Executive shall also promptly return all keys, identification cards or badges and other Company property. Anything to the contrary notwithstanding, nothing in this Section 8(f) shall prevent the Executive from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and contact lists, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment, subject to the Executive’s compliance with Section 4.
(g)No Duty to Mitigate; Disputes. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is otherwise entitled under this Agreement (at any time, whether during or after the Term of Employment), and the amount of such payments and benefits shall not be subject to any set off or reduced by any compensation or benefits received by the Executive from other employment. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any forfeiture, set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others, whether based on contractual, fiduciary or other claims. In the event of any dispute between the Executive and the Company regarding the Executive’s right to payment under this Section 8 or otherwise, except as set forth below, the Company agrees that, notwithstanding any such dispute, the Company will not for any reason withhold payment of any amounts that the Executive would have been entitled to receive under Section 8(a) of this Agreement or otherwise had his employment ended by reason of resignation thereunder.
(h)Cooperation. Upon the Executive’s Termination of Employment for any reason, the Company and the Executive shall mutually cooperate with each other in connection with the preparation of a press release or other public announcement relating to such Termination of Employment.
(i)Section 280G Matters. Notwithstanding any other provision of this Agreement or any other plan, program, arrangement, agreement or policy with or maintained by any of the Affiliated Companies:
(i) In the event it is determined by a mutually agreed independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a Change of Control (which for purposes of this Section 8(i) shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change of Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive not less than ten (10) business days prior to the Change of Control setting forth in reasonable detail the basis of the

Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Executive or for his benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 8(i), the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any amounts payable to the Executive following the Executive’s Termination of Employment with respect to any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
(ii) If the determination made pursuant to Section 8(i)(i) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 8(i)(i), the Company shall promptly give the Executive notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that the Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, the Executive elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Executive to additional taxation under Section 409A of the Code.
(iii) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Executive’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Executive’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the Executive’s benefit shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
(j)For the avoidance of doubt, in the event (i) the parties do not extend this Agreement by mutual written agreement or execute a new written agreement, (ii) the Executive’s employment with the Company continues following the expiration of the Term and (iii) thereafter the Executive experiences a Termination of Employment by the Executive with Good Reason, the Executive experiences a Termination of Employment by the Company without Cause or the Executive’s employment terminates as a result of his death or Disability, the Executive shall be entitled to the payments and benefits set forth in this Section 8 as if such termination occurred during the Term.
9.Indemnification. The Company shall maintain D&O liability coverage pursuant to which the Executive shall be a covered insured. The Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.
To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of, or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by the Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts to Company so advanced if it should be determined ultimately that the Executive is not entitled to be indemnified under this section or otherwise.
Promptly after receipt by the Executive of notice of the commencement of any action, suit or proceeding for which the Executive may be entitled to be indemnified, the Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 9 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against the Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to the Executive promptly after receiving the aforesaid notice from the Executive, to assume the defense thereof with counsel reasonably satisfactory to the Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, the Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Executive shall have reasonably concluded, after consultation with counsel to the Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of the Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company.
Anything in this Section 9 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.
10.Legal Fees. Notwithstanding anything to the contrary in Section 9 of this Agreement, the Company shall advance to the Executive all costs (including but not limited to reasonable legal fees and expenses) incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or any agreement or arrangement referenced herein, or, to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder, in connection with any tax audit or proceeding. Such advancements shall be made promptly upon delivery of the Executive’s written request for payment accompanied by appropriate evidence of the related costs (regardless of, and not contingent upon, the outcome of any such dispute). In addition, the Company shall pay or reimburse Executive for all reasonable legal, consulting and other fees and expenses incurred by Executive in connection with the preparation, negotiation and execution of this Agreement.
11.Other Agreements. The rights and obligations contained in this Agreement are in addition to and not in place of any rights or obligations contained in any other agreements between the Executive and the Company, including without limitation the Supplemental Health Insurance Plan and the Company’s VIP Plan. This Agreement supersedes the Executive’s employment agreement with Mylan N.V. dated as of April 15, 2020.
12.Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:
    If to the Company:    Viatris Inc.
        1000 Mylan Blvd.
        Canonsburg, Pennsylvania 15317
        Attn:    Chief Legal Officer
        Fax:    (724) 514-1871
If to the Executive:    The Executive’s most recent home address or fax number on file with the Company.
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
13.Withholding. All payments required to be made by the Company hereunder to the Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
14.Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
15.Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.

16.Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to the Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.
17.Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Executive and the Company (on its behalf and on behalf of its affiliates) each hereby waives any right to a trial by jury with respect to any dispute described in this Section 17; provided that the Executive does not waive any right to a trial by jury with respect to any action in which he alleges a breach by the Company of its obligations under the last sentence of Section 8(g) hereof.

18.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.
19.Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.Survivorship. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term of Employment (including, without limitation, those under Sections 4, 5, 6, 7 and 8 hereof) shall survive such expiration.
21.Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned, to be effective as of the Effective Date.

Viatris Inc.,
by
/s/ Brian Roman
Name: Brian Roman
Title: Global General Counsel

/s/ Robert J. Coury
Robert J. Coury

Schedule A
Specified duties include but are not limited to:
•Overall leadership and strategic direction of the Company and the Affiliated Companies;
•Providing guidance to the CEO and senior management of the Company and the Affiliated Companies;
•Leadership and coordination of activities of the Board;
•Oversight and key involvement in talent management;
•Communication with shareholders and other important constituencies;
•Government and health policy;
•Strategic business development;
•Mergers and acquisitions;
•Leadership and strategic direction in navigating the unique challenges posed to the Company and the pharmaceutical industry, including those related to the COVID-19 pandemic; and
•Responsibilities of the Chairman as specified in the organizational documents (including the Corporate Governance Principles) of the Company.